Exhibit (i)

January 28, 2021

Hillman Capital Management Investment Trust
116 South Franklin Street
P. O. Box 69
Rocky Mount, NC  27802
Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 35 to the Hillman Capital Management Investment Trust Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 39 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.
Very truly yours,

/s/ Greenberg Traurig LLP

Greenberg Traurig LLP